                                                       Item 6 (a), Exhibit 11



                  Western Pennsylvania Adventure Capital Fund
             Schedule of Computation of Earnings Per Common Share
       For the Period January 1, 1997 through March 31, 1997 (unaudited)


Net Loss                                      $      8,173
                                              ============

Weighted Average Number of                         250,000
Common Shares Outstanding                     ============

Earning (Loss) per Common Share               $      (.03)
                                              ============
